                                                Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces First Quarter Fiscal 2024 Results

Net Sales Increased 4.2%, or 3.1% Organic
Maintains Full Year Outlook

Shelton, Conn - February 7, 2024 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its first fiscal quarter 2024 ended December 31, 2023.

Executive Summary
•Net sales were $488.9 million, an increase of 4.2% compared to the prior year quarter.
•Organic net sales increased 3.1% (Organic basis excludes the favorable impact from currency movements.)
•GAAP Diluted net Earnings Per Share ("EPS") were $0.09, compared to $0.24 in the prior year quarter.
•Adjusted EPS were $0.24, compared to $0.32 in the prior year quarter.
•Ended the first quarter with $214.2 million in cash on hand, access to an additional $206.6 million revolving credit facility and a net debt leverage ratio of 3.8x.
•Returned $22.6 million to shareholders in the form of $15.0 million in share repurchases and $7.6 million of dividends in the first quarter.
•The Board of Directors declared a cash dividend of $0.15 per common share on February 1, 2024 for the first quarter.

The Company reports and forecasts results on a GAAP and non-GAAP basis and has reconciled non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See non-GAAP Financial Measures for a more detailed explanation, including definitions of various non-GAAP terms used in this release. All comparisons used in this release are for the same period in the prior fiscal year unless otherwise stated.

“We had a good start to the fiscal year, with 3% organic net sales growth, and notably strong performance across our international markets, reflective of underlying volume growth and further price execution. Gross margin was a highlight and above our expectations, driven by our ability to realize further productivity savings and gains from improved revenue management. With this good start and strong fundamentals in place, we are on track to meet our previous outlook for both top and bottom line.” said Rod Little, Edgewell’s President and Chief Executive Officer. “Our performance reflects the changes we’ve implemented across our organization, leading to more consistent organic net sales growth, better operational execution, continued efficiency in our supply chain, and increased brand investment behind our strategic priorities. We believe continued focus on our strategic priorities and strong execution positions us to deliver significant value creation for our shareholders.”

Fiscal 1Q 2024 Operating Results (Unaudited)
Net sales were $488.9 million in the quarter, an increase of 4.2%, including a $5.5 million favorable impact from currency movements. Organic net sales increased 3.1%, primarily driven by strong performance in international markets across all segments and reflecting growth from higher volumes and pricing across Wet Shave and Grooming, partly offset by lower net sales in North America. In aggregate, organic net sales growth was driven by increased pricing, with volumes essentially flat.
Gross profit was $197.7 million, as compared to $189.6 million in the prior year quarter. Gross margin as a percent of net sales was 40.4%, flat compared to the prior year quarter. Adjusted gross margin increased 30-basis points, as productivity savings of approximately 380-basis points, the benefit of higher pricing of approximately 210-basis points, and approximately 70-basis points of favorable currency, more than offset core gross inflationary pressures of approximately 70-basis points, transitory cost headwinds related to unfavorable absorption and heightened unit cost inflation trapped in inventory of 520-basis points and 40-basis points of negative mix and other.

Advertising and sales promotion expense ("A&P") was $48.2 million, or 9.9% of net sales, an increase of $2.3 million, compared to $45.9 million, or 9.8% of net sales in the prior year quarter.

Selling, general and administrative expense ("SG&A") was $103.3 million, or 21.1% of net sales, as compared to $95.7 million, or 20.4% of net sales in the prior year quarter. Adjusted SG&A as a percent of net sales increased 110-basis points, primarily driven by higher people and incentive compensation expenses, and the impact of unfavorable currency movements.
The Company recorded pre-tax restructuring and re-positioning expenses of $6.8 million in the quarter, consisting largely of severance and related costs in support of cost efficiency programs, $0.7 million in acquisition and integration costs related to the Billie acquisition, and $0.1 million of other costs.
Operating income, was $26.1 million, inclusive of a $4.1 million favorable impact from currency movements, compared to $31.9 million in the prior year quarter. Adjusted operating income was $35.7 million, or 7.3% of net sales, compared to $37.3 million, or 8.0% of net sales in the prior year quarter. Adjusted operating margin decreased 70-basis points, or 150-basis points in constant currency, primarily reflecting higher marketing and SG&A expenses.
Interest expense associated with debt was $19.8 million, compared to $19.9 million in the prior year quarter. The decrease in interest expense was the result of a lower overall debt balance on the Company’s revolving credit facility, partially offset by higher interest rates.
Other expense (income), net was $0.3 million of expense compared to $5.0 million of income in the prior year quarter. The change compared to the prior year quarter was primarily driven by lower foreign currency hedge gains.
The effective tax rate for the first quarter of fiscal 2024 was 20.1% compared to 27.0% in the prior year period. The adjusted effective tax rate for the first quarter of fiscal 2024 was 22.8%, down from the prior year period adjusted effective tax rate of 26.4%. The fiscal 2024 adjusted effective tax rate reflects a more favorable mix of earnings in lower tax rate jurisdictions compared to the prior year and the impact of a change in the Company’s prior estimates.
GAAP net earnings were $4.8 million or $0.09 per diluted share compared to $12.4 million or $0.24 per diluted share in the prior year quarter. Adjusted net earnings were $12.0 million or $0.24 per share, compared to $16.5 million or $0.32 per share in the prior year quarter. Currency movements in the quarter had no impact on adjusted EPS, as the currency benefits within operating profit were offset by currency-related losses included in other expense (income), net. Adjusted EBITDA was $57.2 million, inclusive of a $0.2 million unfavorable currency impact, compared to $64.5 million in the prior year quarter.
Net cash used by operating activities was $72.9 million for the three months ending December 31, 2023, compared to $86.3 million in the prior year period. The decrease in cash used was largely driven by a lower net working capital build.

Capital Allocation
On February 1, 2024, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the first fiscal quarter. The dividend will be payable on April 4, 2024, to shareholders of record as of the close of business on March 7, 2024. During the first quarter of fiscal 2024, the Company paid dividends totaling $7.6 million to stockholders.
During the first quarter of fiscal 2024, the Company completed share repurchases of approximately 0.4 million shares at a total cost of $15.0 million. As of December 31, 2023, the Company had 4.2 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.
Fiscal 1Q 2024 Operating Segment Results (Unaudited)
Wet Shave (Men's Systems, Women's Systems, Disposables, and Shave Preps)
Net sales increased $26.4 million, or 9.6%. Organic net sales increased $22.4 million or 8.1%, reflecting growth across Men’s and Women’s Systems, Disposables and Shave Preps. Sales were driven by strong volume and price growth in most international markets, with notable growth in key Asian markets. Wet Shave segment profit increased $18.0 million, or 50.4%. Organic segment profit, excluding the favorable impact from currency increased $14.4 million, or 40.3%, reflecting higher net sales and higher gross margins.
Sun and Skin Care (Sun Care, Wet Ones, Bulldog, Jack Black and Cremo)
Net sales increased $2.5 million, or 2.2%. Organic net sales increased $1.0 million, or 0.9%, driven by mid-single-digit Sun Care growth across both North America and International markets, partly offset by slightly lower sales in Men’s Grooming and Wet One’s. Sun and Skin segment profit decreased $14.6 million. Organic segment profit decreased $15.1 million primarily driven by lower gross profit resulting from significantly higher inflation related costs.
Feminine Care (Tampons, Pads, and Liners)
Net sales decreased $9.1 million, or 11.2% with minimal currency impact, largely driven by a decline in Tampons, reflective of the comparison to last year’s competitive product out-of-stocks and further retailer inventory reductions this fiscal quarter. Segment profit decreased $4.6 million, or 38.7%. Organic segment profit decreased $4.5 million, or 37.9%, primarily driven by lower sales and the resulting impact on gross profit.

Full Fiscal Year 2024 Financial Outlook
The Company is providing the following outlook assumptions for fiscal 2024:

•Reported net sales are expected to increase in the range of approximately 1% to 3%
◦Includes an estimated 60-basis point negative impact from currency movements
•Organic net sales are expected to increase approximately 2% to 4%
~~•~~GAAP EPS is expected to be in the range of $2.20 to $2.40
◦Includes: Restructuring and re-positioning charges*, Acquisition and integration costs, Sun Care reformulation, and Other costs
•Adjusted EPS is expected to be in the range of $2.65 to $2.85
◦Includes an estimated $0.20 EPS unfavorable impact from foreign currency movements
◦Adjusted gross margin is expected to increase approximately 80-basis points to the prior year
◦The EPS outlook reflects the impact of share repurchases of approximately $50 million
◦Expect approximately 65% (previously 70%) of adjusted earnings to be generated in the 2nd half of the fiscal year.
•Adjusted EBITDA is expected to be in the range of $340 to $352 million
◦Includes an estimated $14 million unfavorable impact from foreign currency changes
•Other Expense, net is expected to be approximately $3 million
•Interest expense associated with debt is expected to be approximately $78 million
•Adjusted effective tax rate is expected to be approximately 22%
•Total depreciation and amortization expense expected to be approximately $93 million
•Capital expenditures expected to be approximately 2.5% to 3.0% of net sales
•Free cash flow is expected to be approximately $170 million

* In fiscal 2024, the Company is taking specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency through restructuring and re-positioning actions. As a result of these actions, the Company expects to incur pre-tax charges of approximately $19 million for the full fiscal year.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a re-play will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,800 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.
In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items which are considered by the Company as unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2024 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions.

◦Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes, net of foreign currency hedges compared to the prior year. Transactional foreign currency changes are driven by foreign legal entities’ transactions not denominated in local currency.
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of acquisitions.
◦Segment profit will be impacted by fluctuations in translation and transactional foreign currency. The impact of currency was applied to segments using management’s best estimate.
•Free cash flow is defined as net cash from operating activities, less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt is defined as gross debt less cash. Net debt leverage ratio is defined as net debt less cash divided by trailing twelve month adjusted EBITDA.

Basis of Presentation. Please refer to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 28, 2023, for a revision of previously issued consolidated financial statements, which may impact year over year results or future estimates included in this release.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Three Months Ended December 31,
	2023	2022
Net sales	$488.9	$469.1
Cost of products sold	291.2	279.5
Gross profit	197.7	189.6

Selling, general and administrative expense	103.3	95.7
Advertising and sales promotion expense	48.2	45.9
Research and development expense	13.3	13.4
Restructuring charges	6.8	2.7
Operating income	26.1	31.9
Interest expense associated with debt	19.8	19.9
Other expense (income), net	0.3	(5.0)
Earnings before income taxes	6.0	17.0
Income tax provision	1.2	4.6
Net earnings	$4.8	$12.4

Earnings per share:
Basic net earnings per share	$0.10	$0.24
Diluted net earnings per diluted share	$0.09	$0.24

Weighted-average shares outstanding:
Basic	50.1	51.6
Diluted	50.5	51.9

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	December 31, 2023	September 30, 2023
Assets
Current assets
Cash and cash equivalents	$214.2	$216.4
Trade receivables, less allowance for doubtful accounts	112.5	106.2
Inventories	521.9	492.4
Other current assets	156.9	147.4
Total current assets	1,005.5	962.4
Property, plant and equipment, net	333.5	337.9
Goodwill	1,337.1	1,331.4
Other intangible assets, net	970.1	973.8
Other assets	141.0	135.2
Total assets	$3,787.2	$3,740.7

Liabilities and Shareholders' Equity
Current liabilities
Notes payable	$24.2	$19.5
Accounts payable	197.5	194.4
Other current liabilities	246.0	309.5
Total current liabilities	467.7	523.4
Long-term debt	1,452.3	1,360.7
Deferred income tax liabilities	136.9	136.4
Other liabilities	184.5	179.7
Total liabilities	2,241.4	2,200.2
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,568.9	1,593.8
Retained earnings	1,019.3	1,022.1
Common shares in treasury at cost	(896.6)	(906.1)
Accumulated other comprehensive loss	(146.5)	(170.0)
Total shareholders' equity	1,545.8	1,540.5
Total liabilities and shareholders' equity	$3,787.2	$3,740.7

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended December 31,
	2023	2022
Cash Flow from Operating Activities
Net earnings	$4.8	$12.4
Depreciation and amortization	22.5	22.5
Share-based compensation expense	7.0	6.5
Loss on sale of assets	0.1	0.7
Deferred compensation payments	(0.4)	—
Deferred income taxes	(0.2)	(0.1)
Other, net	(0.6)	(1.8)
Changes in current assets and liabilities used in operations	(106.1)	(126.5)
Net cash used by operating activities	$(72.9)	$(86.3)

Cash Flow from Investing Activities
Capital expenditures	$(6.5)	$(11.3)
Collection of deferred purchase price on accounts receivable sold	—	0.4
Other, net	0.5	(0.3)
Net cash used by investing activities	$(6.0)	$(11.2)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	$216.0	$241.0
Cash payments on debt with original maturities greater than 90 days	(125.0)	(141.0)
Proceeds from debt with original maturities of 90 days or less	4.1	5.5
Repurchase of shares	(15.0)	(15.0)
Dividends to common shareholders	(7.6)	(8.3)
Net financing inflow from the Accounts Receivable Facility	4.8	8.8
Employee shares withheld for taxes	(7.0)	(8.1)
Other, net	(0.5)	—
Net cash from financing activities	$69.8	$82.9

Effect of exchange rate changes on cash	6.9	10.0

Net decrease in cash and cash equivalents	(2.2)	(4.6)
Cash and cash equivalents, beginning of period	216.4	188.7
Cash and cash equivalents, end of period	$214.2	$184.1

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, items which are considered by the Company to be unusual or non-recurring and which may have a disproportionate positive or negative impact on the Company’s financial results in any particular period and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
Segment net sales and profitability are presented below:

	Three Months Ended December 31,
	2023	2022
Net Sales
Wet Shave	$301.7	$275.3
Sun and Skin Care	115.4	112.9
Feminine Care	71.8	80.9
Total net sales	$488.9	$469.1

Segment Profit
Wet Shave	$53.7	$35.7
Sun and Skin Care	(1.3)	13.3
Feminine Care	7.3	11.9
Total segment profit	59.7	60.9
General corporate and other expenses	(16.2)	(15.9)
Amortization of intangibles	(7.8)	(7.7)
Interest and other expense, net	(20.1)	(14.9)
Restructuring and related costs	(6.8)	(2.8)
Acquisition and integration costs	(0.7)	(2.1)
Sun Care reformulation costs	(0.5)	(0.5)
Wet Ones manufacturing plant fire	(1.5)	—
Other project costs	(0.1)	—
Total earnings before income taxes	$6.0	$17.0
Refer to Note 2 - GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

	Three Months Ended December 31, 2023
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$197.7	$103.3	$26.1	$6.0	$1.2	$4.8	$0.09
Restructuring and related costs	—	—	6.8	6.8	1.7	5.1	0.11
Acquisition and integration costs	—	0.7	0.7	0.7	0.2	0.5	0.01
Sun Care reformulation costs	—	—	0.5	0.5	0.1	0.4	0.01
Wet Ones manufacturing plant fire	1.5	—	1.5	1.5	0.4	1.1	0.02
Other project costs	—	0.1	0.1	0.1	—	0.1	—
Total Adjusted Non-GAAP	$199.2	$102.5	$35.7	$15.6	$3.6	$12.0	$0.24

				Adjusted Non-GAAP Constant Currency			$0.24

GAAP as a percent of net sales	40.4%	21.1%	5.3%	GAAP effective tax rate		20.1%
Adjusted as a percent of net sales	40.7%	21.0%	7.3%	Adjusted effective tax rate		22.8%
Adjusted Constant Currency as a percent of net sales	40.0%		6.5%

	Three Months Ended December 31, 2022
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income taxes	Net Earnings	Diluted EPS
GAAP — Reported	$189.6	$95.7	$31.9	$17.0	$4.6	$12.4	$0.24
Restructuring and related costs	—	0.1	2.8	2.8	0.7	2.1	0.04
Acquisition and integration costs	—	2.1	2.1	2.1	0.5	1.6	0.03
Sun Care reformulation costs	—	—	0.5	0.5	0.1	0.4	0.01
Total Adjusted Non-GAAP	$189.6	$93.5	$37.3	$22.4	$5.9	$16.5	$0.32

GAAP as a percent of net sales	40.4%	20.4%	6.8%	GAAP effective tax rate		27.0%
Adjusted as a percent of net sales	40.4%	19.9%	8.0%	Adjusted effective tax rate		26.4%
(1) EBIT is defined as Earnings before Income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The following tables present changes in net sales and segment profit for the three months ended December 31, 2023, as compared to the corresponding period in the prior year quarter.

Net Sales
Quarter Ended December 31, 2023
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q1 FY23	$275.3		$112.9		$80.9		$469.1
Organic	22.4	8.1%	1.0	0.9%	(9.1)	(11.2)%	14.3	3.1%
Impact of currency	4.0	1.5%	1.5	1.3%	—	—%	5.5	1.1%
Net Sales - Q1 FY24	$301.7	9.6%	$115.4	2.2%	$71.8	(11.2)%	$488.9	4.2%

Segment Profit
Quarter Ended December 31, 2023
	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q1 FY23	$35.7		$13.3		$11.9		$60.9
Organic	14.4	40.3%	(15.1)	(113.6)%	(4.5)	(37.9)%	(5.2)	(8.6)%
Impact of currency	3.6	10.1%	0.5	3.8%	(0.1)	(0.8)%	4.0	6.6%
Segment Profit - Q1 FY24	$53.7	50.4%	$(1.3)	(109.8)%	$7.3	(38.7)%	$59.7	(2.0)%
For all tables, the impact of currency to segment profit includes both the translational and transactional currency changes during the quarter.

Note 4 - Net Debt and EBITDA
The Company reports financial results on a GAAP and adjusted basis. The tables below are used to reconcile Net Debt and Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	December 31, 2023	September 30, 2023
Notes payable	$24.2	$19.5
Long-term debt	1,452.3	1,360.7
Gross debt	$1,476.5	$1,380.2
Less: Cash and cash equivalents	214.2	216.4
Net Debt	$1,262.3	$1,163.8

	Three Months Ended December 31,
	2023	2022
Net earnings	$4.8	$12.4
Income tax provision	1.2	4.6
Interest expense, net	19.1	19.6
Depreciation and amortization	22.5	22.5
EBITDA	$47.6	$59.1

Restructuring and related costs	6.8	2.8
Acquisition and integration costs	0.7	2.1
Sun Care reformulation costs	0.5	0.5
Wet Ones manufacturing plant fire	1.5	—
Other costs	0.1	—
Adjusted EBITDA	$57.2	$64.5

Adjusted EBITDA Constant Currency	$57.4

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2024 results:

Adjusted EPS Outlook
Fiscal 2024 GAAP EPS	approx.	$2.20 - $2.40

Restructuring and repositioning costs	approx.	0.37
Acquisition and integration costs	approx.	0.05
Sun Care reformulation costs	approx.	0.15
Other costs	approx.	0.03
Income taxes(1)	approx.	(0.15)

Fiscal 2024 Adjusted EPS Outlook (Non-GAAP)	approx.	$2.65 - $2.85
(1)Income tax effect of the adjustments to Fiscal 2024 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2024 GAAP Net Income	approx.	$109 - $121
Income tax provision	approx.	31
Interest expense, net	approx.	75
Depreciation and amortization	approx.	93
EBITDA	approx.	$308 - $320

Restructuring and repositioning costs	approx.	19
Acquisition and integration costs	approx.	3
Sun Care reformulation costs	approx.	8
Other costs	approx.	2
Fiscal 2024 Adjusted EBITDA	approx.	$340 - $352